 NEWS RELEASE

For Immediate Release
November 13, 2009

Canwest Shares to Trade on the TSX Venture Exchange

WINNIPEG – Canwest Global Communications Corp. (“Canwest”) announced today that its subordinate voting shares (TSX-V:  CGS) and non-voting shares (TSX-V:  CGS.A) (the “Shares”) will begin trading on the TSX Venture Exchange (“TSX-V”) effective Monday November 16, 2009.

Canwest made the application to list the Shares on the TSX-V after being advised by the Toronto Stock Exchange that its Shares would be delisted effective at the close of market on November 13, 2009.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com) is Canada’s largest media company. In addition to owning the Global Television Network, operating 18 industry-leading specialty channels and having ownership in 5 specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com